EXHIBIT 19.1

IBEX LIMITED
INSIDER TRADING POLICY
As amended, March 19, 2024
I.TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of IBEX Limited (“IBEX”) and its subsidiaries (collectively, the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public.
All directors, officers, employees or consultants of the Company who are at the time aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,
•not buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”), as it is amended from time to time,
•not engage in any other action to take personal advantage of that information, or
•not pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).
In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material nonpublic information of another company which is related to the Company (such as a customer, supplier, competitor or transaction counterparty), may trade in that company’s securities until that information becomes public or is no longer material. Note that information that is not material to the Company may be material to another company.
II.ALL EMPLOYEES, OFFICERS, DIRECTORS, CONSULTANTS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY
This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) of which such individuals are directors or officers or over which such individuals have or share voting or investment control. This Policy also applies to any other persons whom the Company’s Insider Trading Officer (hereinafter defined) may designate because they have access to material nonpublic information

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concerning the Company. Such designated persons, together with D&O Insiders and Insider Employees (hereinafter defined), the persons and entities referenced in the first sentence of this paragraph and any person who receives material nonpublic information from them are referred to as the “Covered Persons” and are subject to this Policy. Employees, officers, directors and consultants of the Company are responsible for ensuring compliance by their respective family members and members of their households and by any entities over which they exercise voting or investment control.
III.EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN NAMED EMPLOYEES ARE SUBJECT TO ADDITIONAL RESTRICTIONS
A.D&O Insiders. The Company will designate certain persons as the directors and executive officers who are subject to additional trading restrictions described in this section. Each such person is referred to herein as a “D&O Insider.” The Company shall maintain a list of all D&O Insiders and update it from time to time as necessary to reflect the addition and the resignation or departure of D&O Insiders.
B.Insider Employees. The Company will designate certain persons as employees who have frequent access to material nonpublic information concerning the Company (such employees are referred to as “Insider Employees”). The Company will maintain a list of all Insider Employees and update it from time to time as necessary to reflect the addition and departure of Insider Employees.
C.Additional Restrictions. Because D&O Insiders and Insider Employees are more likely than other employees to possess material nonpublic information about the Company, D&O Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, D&O Insiders and Insider Employees are each referred to individually, and collectively, as “Insiders.”
IV.INSIDER TRADING OFFICER
The Company shall designate one or more Insider Trading Officers (each an “Insider Trading Officer”) from time to time to serve the functions described below.
The duties of the Insider Trading Officer will include the following:
•Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures.
•Responding to all inquiries relating to this Policy and its procedures.
•Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities, consistent with the terms of this Policy.
•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons

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as the Insider Trading Officer determines to have access to material nonpublic information concerning the Company.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Schedules 13D and 13G.
•Selecting designated brokers through which Insiders are authorized to trade Company securities.
•Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Form 144 and Schedules 13D and 13G to the extent they are provided to the Company.
•Maintaining the accuracy of the list of D&O Insiders and the list of Insider Employees and updating such lists periodically as necessary to reflect additions or deletions.
The Insider Trading Officer may designate one or more individuals who may perform the Insider Trading Officer’s duties in the event that the Insider Trading Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Insider Trading Officer shall be authorized to consult with the Company’s outside counsel.
V.APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES
A.General Rule. This Policy applies to all transactions in the Company’s securities by Covered Persons, including common shares and any other securities the Company may issue from time to time, such as preferred shares, phantom stock, share options, restricted shares, restricted share units, warrants and convertible debentures, as well as to derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange-traded options or swaps. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
B.Employee Benefit Plans.
(a)Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of share options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of share options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise (through open market sales, as opposed to net cancellation by the Company) of Company share options.

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(b)Employee Share Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee share purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no Covered Persons may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.
VI.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.“Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:
•Significant changes in the Company’s prospects;
•Significant write-downs in assets or increases in reserves;
•Projections of future earnings or losses, or quarterly or annual earnings guidance and results;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Internal financial information which departs from what the market would expect;
•Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, tender offers, or purchases or sales of substantial assets;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a share split, extraordinary borrowings or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for any Company Securities;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;

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•A change in management or the board of directors;
•A change in auditors or notification that an auditor’s report may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation or governmental investigations, or the resolution thereof;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•Changes in debt ratings;
•Significant cybersecurity risks and incidents; and
•The imposition of a ban on trading in Company Securities or the securities of another company.
B.“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.
C.Consult the Insider Trading Officer When in Doubt. Any Covered Persons who are unsure whether the information that they possess is material or nonpublic must consult the Insider Trading Officer for guidance before trading in any Company securities.
D.Individual Responsibility. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Insider Trading Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
VII.COVERED PERSONS MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES
No Covered Person may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No Covered Person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy. In general, the Company strongly discourages all Covered Persons from giving trading advice concerning the Company to third parties, even when such Covered Person does not possess material nonpublic information about the Company.

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VIII.COVERED PERSONS MAY NOT PARTICIPATE IN BLOGS OR SOCIAL MEDIA
Covered Persons are prohibited from participating in blog discussions or other Internet forums, including for the avoidance of doubt, any forms of social media (e.g., Facebook or Twitter) regarding the Company’s securities or the Company’s business and unless expressly authorized in writing by the Company.
IX.ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION
The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Covered Persons may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Company’s Chief Executive Officer or Chief Financial Officer.
X.CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED
A.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Covered Persons are prohibited by this Policy.
B.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s shares, on an exchange or in any other organized market, by Covered Persons, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
C.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities by Covered Persons are prohibited by this Policy.

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D.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
XI.THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY COVERED PERSONS
In order to avoid any questions and to protect both Covered Persons and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all Covered Persons may not buy or sell the Company’s securities. The Insider Trading Officer will impose such a blackout period if, in his or her judgment, there exists material nonpublic information that would make trades by Covered Persons (or certain Covered Persons) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. Because such “blackout” periods are often associated with material developments relating to the Company, the imposition of a “blackout” period must be kept confidential by all Covered Persons.
XII.VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES
A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.Company Discipline. Violation of this Policy or any federal or state insider trading laws by any Covered Person may subject such Covered Person to removal proceedings (in the case of a director), disciplinary action, and/or termination by the Company of the Covered Person’s service or employment with the Company (in the case of an officer, employee or consultant), including termination for cause, as the case may be.
C.Reporting Violations. Any Covered Person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person with respect to the Company’s securities, must report the violation immediately to the Insider Trading Officer or the Audit Committee of IBEX’s Board of Directors. Upon learning of any such violation, the Insider Trading Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, whether the Company should report the violation to the SEC or other appropriate governmental authority, or whether to take other appropriate actions.

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XIII.EVERY INDIVIDUAL IS RESPONSIBLE
Every Covered Person has the individual responsibility to comply with this Policy against illegal insider trading. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Covered Person believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
XIV.THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF SERVICE OR EMPLOYMENT
The Policy continues to apply to transactions in the Company’s securities even after termination of a Covered Person’s service or employment with the Company. If a Covered Person is in possession of material nonpublic information when service or employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.
XV.THE INSIDER TRADING OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Insider Trading Officer.
XVI.THIS POLICY IS SUBJECT TO REVISION
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.
XVII.ALL COVERED PERSONS MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY
The Policy will be made available on the Company’s website and delivered to all Covered Persons upon its adoption by the Company, and to all new Covered Persons at the start of their employment, service or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each Covered Person must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

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APPENDIX I
Special Restrictions on Transactions in Company Securities by
Executive Officers, Directors and Insider Employees
I.OVERVIEW
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.
II.TRADING WINDOW
In addition to the restrictions that are applicable to all Covered Persons, any trade by an Insider that is subject to the Insider Trading Policy will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately five weeks following the close of each quarter) and closes at the close of trading on the day preceding the last ten business days of the last month of a fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. The imposition of a special blackout period will be notified in writing in advance to the Insiders; any person made aware of the existence of a special blackout period should not disclose the existence of the blackout to any other person. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Insider Trading Officer will advise Insiders in writing when the trading window opens and closes. Following termination of employment or other service, Insiders will remain subject to any special blackout period in effect at the time of termination until such special blackout period is lifted by the Company. Further, if the trading window is (1) closed at the time of termination, Insiders will remain subject to the trading window until the next open trading window or (2) open at the time of termination, Insiders will no longer be subject to the trading window. In addition to the trading window, there are other restrictions if a Covered Person is adopting or modifying a Rule 10b5-1 Plan – see below under Section VIII.
III.INDIVIDUAL ACCOUNT PLAN BLACKOUT PERIODS
Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company shares (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the

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plan participants are temporarily restricted from making trades in Company shares. During any blackout period, D&O Insiders are prohibited from trading in the Company’s shares that were acquired in connection with such D&O Insider’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify D&O Insiders in writing in advance in the event of any blackout period.
IV.PRE-CLEARANCE OF TRADE
As part of the Company’s Insider Trading Policy, all purchases and sales of equity securities of the Company by the Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved by the Board of Directors or its Audit Committee, must be pre-cleared by the Insider Trading Officer. The intent of this requirement is to prevent inadvertent violations of the Policy and to avoid trades involving the appearance of improper insider trading.
Requests for pre-clearance must be submitted in writing to the Insider Trading Officer via email at insidertradingofficer@ibex.co at least two business days in advance of each proposed transaction. If the Insider leaves a voicemail message or submits the request by email and does not receive a response from the Insider Trading Officer within 24 hours, the Insider will be responsible for following up to ensure that the message was received.
A request for pre-clearance should provide the following information:
•The nature of the proposed transaction and the expected date of the transaction.
•Number of shares involved.
•If the transaction involves a share option exercise, the specific option to be exercised.
•Contact information for the broker who will execute the transaction.
Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144, Section 16 (for Forms 3, 4, and 5) and prohibitions regarding trading on the basis of material non-public information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment and modification of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades.
Notwithstanding the foregoing, any transactions by the Insider Trading Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer. If the Chief Financial Officer is serving as the Insider Trading Officer, any transactions by the Insider Trading Officer shall be subject to pre-clearance by the Chief Executive Officer.

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V.DESIGNATED BROKERS
Each market transaction in the Company’s shares by an Insider, must be executed by a broker designated by the Company unless the Insider has received authorization from the Insider Trading Officer to use a different broker.
An Insider and any broker that handles the Insider’s transactions in the Company’s shares will be required to enter into an agreement whereby:
•The Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Insider whose transactions may be attributed to the Insider.
•The broker agrees not to execute any transaction for the Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.
•The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Insider by telephone and in writing (by fax or email).
Should an Insider wish to use a broker other than one of the Company’s designated brokers, the Insider should submit a request to use that broker to the Insider Trading Officer.
VI.CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee (the “Committee”) of IBEX will be responsible for monitoring and recommending any modification to the Insider Trader Policy, if necessary or advisable, to the Board of Directors.
VII.COVERED PERSONS CONSIDERED INSIDER
The Committee will review, at least annually, those Covered Persons deemed to be “Insiders” for purposes of this Appendix I and update, as necessary, the list of D&O Insiders and the list of Insider Employees. Insiders shall include such other Covered Persons as the Committee deems to be Insiders. Generally, Insiders shall be any persons who by function of their employment or service to the Company is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

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VIII.SPECIAL GUIDELINES FOR 10B5-1 TRADING PLANS
Notwithstanding the foregoing, an individual will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.
A.The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:
1.Each Plan must:
(a)specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
(b)include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.
2.Such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
3.The first trade made under the Plan cannot occur until the applicable date described below (the time between adoption of the Plan and such first trade is referred to as the “Cooling-Off Period”):
(a)For a D&O Insider: the median of the following three dates:
a.90 calendar days after adoption of the Plan;
b.two business days following the filing of the Company’s Form 10-Q, 10-K, 6-K or 20-F for the fiscal quarter in which the Plan was adopted; and
c.120 calendar days after adoption of the Plan.
(b)For persons who are not D&O Insiders: 30 days after adoption of the Plan.
4.Multiple Plans which trade under the same time period are not allowed, subject to the following exceptions and clarifications:
(a)The Insider may maintain multiple Plans at multiple brokers, as long as the multiple Plans are treated as the same master plan, where a modification or termination of a Plan at one broker is treated as a modification or termination of all Plans at all brokers, requiring a new Cooling-Off Period before the new or modified master Plan begin trading.

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(b)A Plan may have multiple trading algorithms under the same single Plan, but any modification or termination of any portion of any algorithm will be treated as a modification or termination of the entire Plan, requiring a new Cooling-Off Period before a new or modified Plan begins trading.
(c)Two separate Plans can be in effect at the same time as long as the trading periods under each Plan do not overlap. However, the early termination of one Plan to avoid overlapping with a subsequent Plan will require a Cooling-Off Period between the early termination date and trading under the subsequent Plan.
(d)Any Plan that authorizes an agent (such as a broker or stock plan administrator) to sell Company securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of restricted shares or restricted share units (but not share options) (a “Sell-To-Cover Plan”), shall not count as a multiple Plan.
5.During any 12-month period, an Insider may not enter into more than one Plan which would have the practical effect, directly or indirectly, of requiring the purchase or sale to occur one a single transaction (a “Single Trade Plan”). Sell-To-Cover Plan(s) are excluded from this 12 month limitation, even if they are Single Trade Plans.
6.For D&O Insiders: the Plan must include the following certifications made to the Company: (1) the D&O Insider is not aware of any material nonpublic information about the Company or the Company’s securities; and (2) the D&O insider is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended.
Prior to adoption of any Plan, it must be approved by the Company’s Insider Trading Officer, in consultation with the Company’s Legal Department. The Company reserves the right to withhold approval of any Plan that the Insider Trading Officer determines, in its sole discretion:
1.fails to comply with the Rule,
2.exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law,
3.creates any appearance of impropriety,
4.fails to meet the guidelines established by the Company, or
5.otherwise fails to satisfy review by the Insider Trading Officer for any reason, such failure to be determined in the sole discretion of the Insider Trading Officer.
B.Any modifications or terminations to the Plan or deviations from the Plan are subject to the prior approval of the Insider Trading Officer. Further, any modifications, deviations and terminations to the Plan are subject to the imposition of a new Cooling Off Period before trading under the modified, deviated or replacement Plan can take effect.

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C.The Insider must act in good faith with respect to the Plan for the entirety of its duration. This include actions taken to modify or terminate a Plan.
D.Each Plan must be established at a time when the trading window is open.
E.Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Section 16 and Rule 701, applicable to securities transactions under the Plan by the Insider.
F.Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
G.None of the Company, the Insider Trading Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.